Exhibit (h)(6)

EXECUTION

AMENDMENT TO THE THIRD AMENDMENT TO THE

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment, dated as of June 24, 2026, by and between DBX ETF Trust (the “Trust”) and The Bank of New York Mellon (“BNYM”) who are parties to the Fund Administration and Accounting Agreement dated January 31, 2011 (the “Agreement”), as amended August 30, 2015, May 22, 2018, July 28, 2022, November 27, 2023, February 15, 2024, December 2, 2025, and December 19, 2025, respectively.

WHEREAS, the parties wish to amend the Agreement as set forth below:

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	Exhibit B to the Third Amendment to the Agreement dated as of December 19, 2025 is replaced in its entirety with the attached Exhibit B dated as of the date of this Amendment.
2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.
3.	This Amendment may be executed in any number of counterparts, either manually or by Electronic Signature, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. Each party represents and warrants that the individual executing this Amendment on its behalf has the requisite authority to bind it to this Amendment including by Electronic Signature, and any such Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms. As used herein, “Electronic Signature” shall mean image, representation or symbol inserted into an electronic copy of the Amendment by electronic, digital or other technological methods. Executed counterparts may be delivered by facsimile or email.

(Signatures to follow.)

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

DBX ETF TRUST, on behalf of the Trust and each portfolio series identified on Exhibit B attached hereto

By: /s/John Millette
Name: John Millette
Title: Secretary

THE BANK OF NEW YORK MELLON

By: /s/Allison M. Gardner
Name: Allison M. Gardner
Title: Senior Vice President

Date: June 24, 2026

EXECUTION

EXHIBIT B

TO THE THIRD AMENDMENT TO THE FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

(as of June 24, 2026)

Limited Derivative Service Portfolios

#	Ticker	Fund Name
1.	DEEF	Xtrackers FTSE Developed ex US Multifactor ETF
2.	DEUS	Xtrackers Russell US Multifactor ETF
3.	EASG	Xtrackers MSCI EAFE Selection Equity ETF
4.	EMCR	Xtrackers Emerging Markets Carbon Reduction and Climate Improvers ETF
5.	EMCS	Xtrackers MSCI Emerging Markets Select ETF
6.	HAUZ	Xtrackers International Real Estate ETF
7.	HDEF	Xtrackers MSCI EAFE High Dividend Yield Equity ETF
8.	KOKU	Xtrackers MSCI Kokusai Equity ETF
9.	MIDE	Xtrackers S&P MidCap 400 Scored & Screened ETF
10.	QARP	Xtrackers Russell 1000 US Quality at a Reasonable Price ETF
12.	SNPE	Xtrackers S&P 500 Scored & Screened ETF
12.	USSG	Xtrackers MSCI USA Selection Equity ETF
13.	USNZ	Xtrackers Net Zero Pathway Paris Aligned US Equity ETF
14.	SNPG	Xtrackers S&P 500 Growth Scored & Screened ETF
15.	XOEX	Xtrackers S&P 100 Ex Top 20 ETF
16.	SNPD	Xtrackers S&P Dividend Aristocrats Screened ETF
17.	USCA	Xtrackers MSCI USA Climate Action Equity ETF
18.	UPGR	Xtrackers US Green Infrastructure Select Equity ETF
19.	PSWD	Xtrackers Cybersecurity Select Equity ETF
20.	CHPS	Xtrackers Semiconductor Select Equity ETF
21.	CRTC	Xtrackers US National Critical Technologies
22.	NRES	Xtrackers RREEF Global Natural Resources ETF
23.	XAIX	Xtrackers Artificial Intelligence and Big Data ETF
24.	SPXD	Xtrackers S&P 500 Diversified Sector Weight ETF
26.	IND	Xtrackers Nifty 500 India ETF
26.	XEML	Xtrackers Europe Market Leaders ETF
27.	XDEF	Xtrackers Europe Defense Technologies ETF

Full Derivative Service Portfolios

[None]